Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2021 Second QUARTER RESULTS

Scottsdale, Arizona, July 29, 2021. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2021 second quarter.

Second Quarter 2021 Financial Results

●	Net income of $4.8 million, or $0.26 per diluted share
●	Home sales revenue up 75% to $135.9 million as compared to $77.8 million for the 2020 second quarter
●	Home sales gross margin of 17.3% as compared to (9.6%) for the 2020 second quarter
o	Homebuilding gross margin before impairments was up 250 basis points to 17.3% as compared to 14.8%* in the 2020 second quarter; as further adjusted to exclude purchase accounting adjustments related to the Epic Homes acquisition, adjusted home sales gross margin was 17.8%* for the 2021 second quarter
●	Adjusted homebuilding gross margin (which excludes impairments and interest in cost of home sales) was 21.4%* as compared to 20.8%* in the 2020 second quarter
●	Homes in backlog up 169% to 632 homes as compared to 235 homes at the end of the 2020 second quarter
●	Backlog dollar value increased 160% to $439.4 million
●	Monthly sales absorption increased 50% to 3.3 per community as compared to 2.2 in the 2020 second quarter
●	Net new orders up 14% to 187 as compared to 164 in the 2020 second quarter
●	Ending cash balance of $117.3 million as compared to $85.6 million at the end of the 2020 second quarter
●	Debt-to-capital ratio of 58.1% and a net debt-to-capital ratio of 44.6%*, a 690-basis point improvement from the 2020 second quarter

"The New Home Company continued to benefit from a strong housing market and its intent focus on improving gross margins by managing sales price and pace, which resulted in $4.8 million of net income for the 2021 second quarter,” stated Larry Webb, Executive Chairman of The New Home Company. “Our strategy over the past few years to diversify both our product offerings and geographic presence has been a success.  Our recent acquisition of Epic Homes in Denver, Colorado made a positive contribution during the quarter, and we expect this to continue based on solid demand in this market and over $130 million in backlog as of the end of the quarter.  We experienced strong demand across all of our markets and product offerings, and we intentionally limited our sales releases during the quarter to implement periodic price increases and manage our backlog and construction schedules.  Despite this metering of sales, our absorption pace still increased by 50% as compared to the 2020 second quarter with both our Southern California and Northern California markets increasing their absorption pace by over 100% during the second quarter as compared to the prior year."

Leonard Miller, President and Chief Executive Officer stated, "The momentum we’ve been building since the second half of 2020 continued into the 2021 second quarter from a net order, price appreciation and margin growth perspective.  For the six months ended June 30, 2021, our adjusted homebuilding gross margin increased 220 basis points to 21.4%* as compared to the first half of 2020. We continue to experience challenges related to cost increases, particularly in our Arizona and Colorado markets, but successfully raised prices to cover the majority of these costs during the quarter.  Our quarter end backlog of 632 homes with a value of $439.4 million positions us for a solid second half of 2021."

Mr. Miller concluded, “Our balance sheet remains in good shape with a net debt-to-capital ratio of 44.6%*, $117 million of cash and nothing drawn on our unsecured revolver at quarter end.  We continue to focus on our land pipeline to drive future top line growth while monitoring our existing communities to find the right balance of pace versus price in the current environment.  The New Home team has worked very hard to get the Company where it is today, and we appreciate their continued efforts as we look forward to the future."

Second Quarter 2021 Operating Results

For the 2021 second quarter, the Company generated pretax income of $6.1 million compared to a $41.2 million pretax loss in the prior year period, which included $19.0 million in inventory impairment charges, a $20.0 million joint venture impairment charge and $1.1 million in severance charges. Net income for the 2021 second quarter was $4.8 million, or $0.26 per diluted share, compared to a net loss of $24.3 million, or ($1.32) per diluted share, in the prior year period.  Adjusted net loss for the 2020 second quarter (which excludes impairments, severance charges and a net deferred tax asset remeasurement benefit), was $0.7 million*, or ($0.04) adjusted net loss per diluted share*.  Total revenues for the 2021 second quarter were $140.5 million compared to $99.0 million in the prior year period, including $4.6 million and $21.2 million of fee building revenue, for the second quarters of 2021 and 2020, respectively.

Wholly Owned Projects

Net new home orders were 187 for the 2021 second quarter as compared to 164 in the prior year.  Monthly absorption pace for the quarter increased 50% to 3.3 per community from 2.2 per community in the prior year. The increase in monthly sales absorption pace was partially offset by a decrease in our average selling communities to 19 compared to 25 in the prior year. The 2020 second quarter absorption rates and demand were negatively impacted by slower sales activity and higher cancellations due to stay-at-home orders implemented related to COVID-19 during the latter part of the 2020 first quarter. The Company's cancellation rate for the 2021 second quarter was 7% as compared to 11% in the prior year period.

Homes in backlog increased 169% to 632, and the dollar value of homes in backlog increased 160% to $439.4 million.  The year-over-year increase was driven primarily by stronger order activity over the last twelve months, coupled with the acquisition of our Colorado operation during the 2021 first quarter and a higher average community count in Arizona.  The average selling price of homes in backlog at the end of the 2021 second quarter decreased to $695,000 as compared to $718,000 a year ago primarily due to a mix shift to more affordable priced communities, particularly in Arizona, which was partially offset by the average selling price of homes in backlog from Colorado, which was $1.1 million as of the end of the quarter.

Home sales revenue increased 75% for the 2021 second quarter to $135.9 million compared to $77.8 million for the 2020 second quarter. This increase was largely the result of a 98% increase in new home deliveries, which was partially offset by a 12% decrease in average selling price to $666,000 and is consistent with our strategy to offer homes at more affordable price points.  The decrease in average selling price was primarily driven by a significant increase in deliveries from Arizona where the average home price decreased from $1.2 million in the 2020 second quarter to $399,000 in the 2021 second quarter due to a shift to more affordable product.

Gross margin from home sales for the 2021 second quarter was 17.3% compared to (9.6%) for the prior year period, which included $19.0 million in inventory impairment charges. Excluding the 2020 inventory impairment charges, gross margin from home sales was 14.8%* for the 2020 second quarter. The 250-basis point improvement before impairments was primarily due to a 190-basis point reduction in interest in cost of sales as a percentage of home sales revenue and price increases.  The 2021 second quarter cost of home sales included $730,000 of purchase accounting adjustments related to the acquisition of Epic Homes. Homebuilding gross margin before purchase accounting adjustments for the 2021 second quarter was 17.8%*.  Adjusted homebuilding gross margin, excluding inventory impairments and interest in cost of home sales was 21.4%* for the 2021 second quarter as compared to 20.8%* in the prior year period.

The Company's SG&A expense rate as a percentage of home sales revenue for the 2021 second quarter was 12.7% compared to 17.1% in the prior year period. The 440-basis point improvement in the SG&A rate was primarily attributable to a 75% increase in home sales revenue during the 2021 second quarter and to a lesser extent, lower amortization of capitalized model costs in the 2021 second quarter and $0.9 million in pretax severance charges in the 2020 second quarter.  These items were partially offset by a $0.7 million decrease in G&A expenses that were allocated to the fee building segment as compared to the 2020 second quarter and higher personnel costs.

Fee Building Projects

Fee building revenue for the 2021 second quarter was $4.6 million compared to $21.2 million in the prior year period.  The reduction in fee building revenue was primarily due to the wind down of our fee building arrangement with Irvine Pacific.

Unconsolidated Joint Ventures (JVs)

The company had no income or loss from unconsolidated joint ventures during the 2021 second quarter as compared to a $20.0 million loss in the 2020 second quarter related to an impairment recorded at a land development joint venture in Northern California.  During the 2021 first quarter, the Company's last active joint venture delivered its final homes and completed its principal operating activities, and as of such date all of the Company's joint ventures were effectively considered inactive.

Interest Expense

The Company expensed approximately $91,000 of interest costs directly to interest expense during the 2021 second quarter compared to $1.3 million in interest expense in the prior year second quarter.  The year-over-year decrease in interest expense was the result of higher qualified inventory and lower debt.

Balance Sheet and Liquidity

The Company ended the quarter with $117.3 million in cash and cash equivalents, $280.6 million in debt related to its senior notes due in 2025 and no borrowings outstanding under its revolving credit facility.  During the 2021 second quarter, the Company generated $2.5 million in operating cash flows.  The Company had a debt-to-capital ratio of 58.1% and a net debt-to-capital ratio of 44.6%*, which represented a 690 basis point year-over-year improvement.  The Company owned or controlled 2,298 lots through its wholly owned operations, of which 911 lots, or 40%, were controlled through option contracts.

Agreement and Plan of Merger

On July 23, 2021, the Company entered into a definitive agreement and plan of merger (the "Merger Agreement") with certain funds ("Apollo Funds") managed by affiliates of Apollo Global Management, Inc. pursuant to which the Apollo Funds have agreed to acquire the Company in an all-cash transaction for $9.00 per share, subject to the terms and conditions of the Merger Agreement.

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Thursday, July 29, 2021 to review second quarter results and discuss recent events, forward-looking statements, and factors that may affect the Company's future results. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through August 28, 2021 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13721049.  The Company will not hold a question and answer session during this conference call.

* Adjusted net income (loss), adjusted net income (loss) per diluted share, homebuilding gross margin before impairments and adjusted homebuilding gross margin (or homebuilding gross margin excluding impairments and interest in cost of home sales), homebuilding gross margin before purchase accounting adjustments, net debt-to-capital ratio, and selling, general and administrative costs excluding acquisition transaction costs and severance charges as a percentage of home sales revenue are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NEW HOME is a publicly traded company listed on the New York Stock Exchange under the symbol “NWHM.” It is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, Arizona and Colorado.  For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Such statements include the statements regarding current business conditions. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the successful completion of the proposed acquisition of us (the “Transaction”) by certain funds managed by affiliates of Apollo Global Management, Inc., or the failure to complete the Transaction; the impact of the pendency of the Transaction on our business and operations; the timing and expected financing of the Transaction; the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to the Transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement related the Transaction; a pandemic, epidemic, or outbreak of infectious disease or similar threat, and the response to such event by government agencies and authorities, adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., which could include, among other things, a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies in the classification of homebuilding as an essential business, recognition of charges which may be material for inventory impairments or land option contract abandonments; economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and information technology failures and data security breaches, including issues involving increased reliance on technology due to critical business functions being done remotely because of COVID-19; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$135,940	$77,757	$229,795	$173,416
Land sales	—	10	—	157
Fee building, including management fees	4,586	21,193	9,887	57,420
	140,526	98,960	239,682	230,993
Cost of Sales:
Home sales	112,453	66,216	190,301	150,938
Home sales impairments	—	19,000	—	19,000
Land sales	—	10	—	157
Fee building	4,494	20,985	9,691	56,482
	116,947	106,211	199,992	226,577
Gross Margin:
Home sales	23,487	(7,459)	39,494	3,478
Land sales	—	—	—	—
Fee building	92	208	196	938
	23,579	(7,251)	39,690	4,416

Selling and marketing expenses	(7,778)	(6,386)	(14,432)	(13,852)
General and administrative expenses	(9,453)	(6,892)	(17,724)	(12,915)
Equity in net income (loss) of unconsolidated joint ventures	—	(19,962)	174	(21,899)
Interest expense	(91)	(1,271)	(445)	(1,989)
Project abandonment costs	(21)	(94)	(89)	(14,130)
Gain on early extinguishment of debt	—	702	—	579
Other income (expense), net	(116)	(68)	(50)	155
Pretax income (loss)	6,120	(41,222)	7,124	(59,635)
(Provision) benefit for income taxes	(1,346)	16,929	(1,797)	26,866
Net income (loss)	$4,774	$(24,293)	$5,327	$(32,769)

Earnings (loss) per share:
Basic	$0.26	$(1.32)	$0.29	$(1.71)
Diluted	$0.26	$(1.32)	$0.29	$(1.71)
Weighted average shares outstanding:
Basic	18,075,687	18,341,549	18,092,259	19,146,687
Diluted	18,446,015	18,341,549	18,431,276	19,146,687

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$117,329	$107,279
Restricted cash	22	180
Contracts and accounts receivable	4,501	4,924
Due from affiliates	61	102
Real estate inventories	358,273	314,957
Investment in unconsolidated joint ventures	769	2,107
Deferred tax asset, net	14,268	15,447
Other assets	50,263	50,703
Total assets	$545,486	$495,699

Liabilities and equity
Accounts payable	$16,084	$17,182
Accrued expenses and other liabilities	46,092	36,210
Senior notes, net	280,579	244,865
Total liabilities	342,755	298,257
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 18,160,613 and 18,122,345, shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	182	181
Additional paid-in capital	191,457	191,496
Retained earnings	11,092	5,765
Total stockholders' equity	202,731	197,442
Total liabilities and equity	$545,486	$495,699

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
	(Dollars in thousands)
Operating activities:
Net income (loss)	$5,327	$(32,769)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred taxes	1,179	1,637
Amortization of stock-based compensation	1,258	1,110
Inventory impairments	—	19,000
Project abandonment costs	89	14,130
Equity in net (income) loss of unconsolidated joint ventures	(174)	21,899
Depreciation and amortization	2,727	3,623
Gain on early extinguishment of debt	—	(579)
Net changes in operating assets and liabilities:
Contracts and accounts receivable	527	8,870
Due from affiliates	41	98
Real estate inventories	(5,185)	30,579
Other assets	840	(31,133)
Accounts payable	(3,762)	(8,932)
Accrued expenses and other liabilities	2,122	(5,510)
Net cash provided by operating activities	4,989	22,023
Investing activities:
Purchases of property and equipment	(130)	(143)
Contributions to unconsolidated joint ventures	—	(3,847)
Distributions of capital and repayment of advances from unconsolidated joint ventures	1,512	2,370
Cash paid for acquisition, net of cash acquired	(6,477)	—
Net cash provided by investing activities	(5,095)	(1,620)
Financing activities:
Proceeds from senior notes	36,138	—
Repurchases of senior notes	—	(9,825)
Proceeds from notes payable	—	7,036
Repayment of notes payable	(23,848)	(7,036)
Payment of debt issuance costs	(996)	(255)
Repurchases of common stock	(976)	(3,718)
Tax withholding paid on behalf of employees for stock awards	(320)	(304)
Net cash used in financing activities	9,998	(14,102)
Net increase (decrease) in cash, cash equivalents and restricted cash	9,892	6,301
Cash, cash equivalents and restricted cash – beginning of period	107,459	79,431
Cash, cash equivalents and restricted cash – end of period	$117,351	$85,732

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended June 30,
	2021			2020			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	62	$49,399	$797	50	$41,440	$829	24%	19%	(4)%
Northern California	79	52,518	665	48	30,156	628	65%	74%	6%
Arizona	46	18,366	399	5	6,161	1,232	820%	198%	(68)%
Colorado	17	15,657	921	—	—	N/A	N/A	N/A	N/A
Total	204	$135,940	$666	103	$77,757	$755	98%	75%	(12)%

	Six Months Ended June 30,
	2021			2020			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	114	$86,940	$763	118	$104,457	$885	(3)%	(17)%	(14)%
Northern California	149	98,191	659	77	50,420	655	94%	95%	1%
Arizona	66	26,064	395	15	18,539	1,236	340%	41%	(68)%
Colorado	21	18,600	886	—	—	N/A	N/A	N/A	N/A
Total	350	$229,795	$657	210	$173,416	$826	67%	33%	(20)%

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net New Home Orders:
Southern California	40	75	(47)%	97	137	(29)%
Northern California	75	60	25%	204	128	59%
Arizona	51	29	76%	133	31	329%
Colorado	21	—	N/A	36	—	N/A
Total	187	164	14%	470	296	59%

Selling Communities at End of Period:
Southern California				2	11	(82)%
Northern California				6	10	(40)%
Arizona				7	4	75%
Colorado				4	—	N/A
Total				19	25	(24)%

Average Selling Communities:
Southern California	2	11	(82)%	4	11	(64)%
Northern California	6	11	(45)%	7	10	(30)%
Arizona	7	3	133%	7	2	250%
Colorado	4	—	N/A	2	—	N/A
Total	19	25	(24)%	20	23	(13)%

Monthly Sales Absorption Rate per Community (1):
Southern California	5.7	2.3	148%	4.4	2.1	110%
Northern California	4.2	1.9	121%	4.7	2.1	124%
Arizona	2.6	3.2	(19)%	3.2	2.2	45%
Colorado	1.9	—	N/A	2.6	—	N/A
Total	3.3	2.2	50%	3.9	2.1	86%

(1)	Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of June 30,
	2021			2020			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	59	$45,601	$773	91	$74,547	$819	(35)%	(39)%	(6)%
Northern California	227	166,041	731	117	81,909	700	94%	103%	4%
Arizona	229	97,684	427	27	12,337	457	748%	692%	(7)%
Colorado	117	130,110	1,112	—	—	N/A	N/A	N/A	N/A
Total	632	$439,436	$695	235	$168,793	$718	169%	160%	(3)%

Lots Owned and Controlled:	As of June 30,
	2021	2020	% Change
Lots Owned:
Southern California	186	397	(53)%
Northern California	511	558	(8)%
Arizona	499	397	26%
Colorado	191	—	N/A
Total	1,387	1,352	3%
Lots Controlled: (1)
Southern California	589	415	42%
Northern California	175	210	(17)%
Arizona	63	262	(76)%
Colorado	84	—	N/A
Total	911	887	3%
Lots Owned and Controlled - Wholly Owned	2,298	2,239	3%
Fee Building Lots (2)	38	892	(96)%

(1)

Includes lots that we control under purchase and sale agreements or option agreements with nonrefundable deposits and certain agreements with refundable deposits that we have a high degree of confidence that we will pursue, all of which are subject to customary conditions and have not yet closed. This table excludes 2,511 lots controlled through purchase and sale agreements or option agreements with refundable deposits totaling $0.4 million that are still undergoing due diligence. There can be no assurance that any of the foregoing acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest incurred	$5,751	$6,150	$11,082	$12,530
Adjusted EBITDA(1)	$13,932	$6,394	$22,095	$13,375
Adjusted EBITDA margin percentage (1)	9.9%	6.5%	9.2%	5.8%

	LTM(2) Ended June 30,
	2021	2020

Interest incurred	$22,488	$25,982
Adjusted EBITDA(1)	$46,045	$36,859
Adjusted EBITDA margin percentage (1)	8.9%	6.0%
Ratio of Adjusted EBITDA to total interest incurred(1)	2.0x	1.4x

	June 30,	December 31,
	2021	2020
Ratio of debt-to-capital	58.1%	55.4%
Ratio of net debt-to-capital(1)	44.6%	41.0%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	6.1x	6.6x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	3.5x	3.7x
Ratio of cash and inventory to debt	1.7x	1.7x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net income (loss) to the non-GAAP measure of adjusted net income (loss) (net income (loss) before acquisition transaction costs, inventory impairments, abandoned project costs, joint venture impairments, severance charges and noncash deferred tax asset adjustments) and earnings (loss) per share and earnings (loss) per diluted share to the non-GAAP measures of adjusted earnings (loss) per share and adjusted diluted earnings (loss) per share (earnings (loss) per share before acquisition transaction costs, inventory impairments, abandoned project costs, joint venture impairments, severance charges and noncash deferred tax asset adjustments). We believe removing the impact of these items is relevant to provide investors with an understanding of the impact these items had on earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Dollars in thousands, except per share amounts)
Net income (loss)	$4,774	$(24,293)	$5,327	$(32,769)
Acquisition transaction costs, net of tax	—	—	765	—
Inventory impairments, abandoned project costs, joint venture impairments and severance charges, net of tax	—	25,414	—	34,847
Noncash deferred tax asset remeasurement	—	(1,827)	175	(3,941)
Adjusted net income (loss)	$4,774	$(706)	$6,267	$(1,863)

Earnings (loss) per share:
Basic	$0.26	$(1.32)	$0.29	$(1.71)
Diluted	$0.26	$(1.32)	$0.29	$(1.71)

Adjusted earnings (loss) per share:
Basic	$0.26	$(0.04)	$0.35	$(0.10)
Diluted	$0.26	$(0.04)	$0.34	$(0.10)

Weighted average shares outstanding for adjusted earnings (loss) per share:
Basic	18,075,687	18,341,549	18,092,259	19,146,687
Diluted	18,446,015	18,341,549	18,431,276	19,146,687

Inventory impairments	$—	$19,000	$—	$19,000
Abandoned project costs related to Arizona luxury condominium community	—	—	—	14,000
Joint venture impairments related to joint venture exits	—	20,038	—	22,325
Severance charges	—	1,091	—	1,091
Acquisition transaction costs	—	—	983	—
Less: Related tax benefit	—	(14,715)	(218)	(21,569)
Acquisition transaction costs, inventory impairments, abandoned project costs, joint venture impairments and severance charges, net of tax	$—	$25,414	$765	$34,847

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s SG&A rate as a percentage of home sales revenue calculated in accordance with GAAP to the non-GAAP measure, SG&A rate excluding acquisition transaction costs and severance charges. During the 2021 first quarter, the Company incurred $983,000 in transaction related costs associated with the acquisition of Epic Homes. During the 2020 second quarter, the Company incurred severance charges related to right-sizing its operations by reducing headcount. We believe removing the impact of these charges from our SG&A rate is relevant to provide investors with a better comparison to rates that do not include these charges.

	Three Months Ended		As a Percentage of		Six Months Ended		As a Percentage of
	June 30,		Home Sales Revenue		June 30,		Home Sales Revenue
	2021	2020	2021	2020	2021	2020	2021	2020
	(Dollars in thousands)
Selling and marketing expenses	$7,778	$6,386	5.7%	8.2%	$14,432	$13,852	6.3%	8.0%
General and administrative expenses ("G&A")	9,453	6,892	7.0%	8.9%	17,724	12,915	7.7%	7.4%
Total selling, marketing and G&A ("SG&A")	$17,231	$13,278	12.7%	17.1%	$32,156	$26,767	14.0%	15.4%

G&A	$9,453	$6,892	7.0%	8.9%	$17,724	$12,915	7.7%	7.4%
Less: Acquisition transaction costs and severance charges	—	(873)	—	(1.2)%	(983)	(873)	(0.4)%	(0.5)%
G&A, excluding acquisition transaction costs and severance charges	$9,453	$6,019	7.0%	7.7%	$16,741	$12,042	7.3%	6.9%

Selling and marketing expenses	$7,778	$6,386	5.7%	8.2%	$14,432	$13,852	6.3%	8.0%
G&A, excluding acquisition transaction costs and severance charges	9,453	6,019	7.0%	7.7%	16,741	12,042	7.3%	6.9%
SG&A, excluding acquisition transaction costs and severance charges	$17,231	$12,405	12.7%	15.9%	$31,173	$25,894	13.6%	14.9%

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin before impairments, and adjusted homebuilding gross margin (or homebuilding gross margin excluding home sales impairment charges and interest in cost of home sales) and homebuilding gross margin before purchase accounting adjustments. We believe this information is meaningful, as it isolates the impact home sales impairments, leverage and purchase accounting adjustments have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	%	2020	%	2021	%	2020	%
	(Dollars in thousands)
Home sales revenue	$135,940	100.0%	$77,757	100.0%	$229,795	100.0%	$173,416	100.0%
Cost of home sales	112,453	82.7%	85,216	109.6%	190,301	82.8%	169,938	98.0%
Homebuilding gross margin	23,487	17.3%	(7,459)	(9.6)%	39,494	17.2%	3,478	2.0%
Add: Home sales impairment	—	—%	19,000	24.4%	—	—%	19,000	11.0%
Homebuilding gross margin before impairments	23,487	17.3%	11,541	14.8%	39,494	17.2%	22,478	13.0%
Add: Interest in cost of home sales	5,616	4.1%	4,601	6.0%	9,643	4.2%	10,747	6.2%
Adjusted homebuilding gross margin	$29,103	21.4%	$16,142	20.8%	$49,137	21.4%	$33,225	19.2%

Home sales revenue	$135,940	100.0%	$77,757	100.0%	$229,795	100.0%	$173,416	100.0%
Cost of home sales	112,453	82.7%	85,216	109.6%	190,301	82.8%	169,938	98.0%
Homebuilding gross margin	23,487	17.3%	(7,459)	(9.6)%	39,494	17.2%	3,478	2.0%
Add: Purchase accounting adjustments	730	0.5%	—	N/A	1,025	0.4%	—	N/A
Homebuilding gross margin before purchase accounting adjustments	$24,217	17.8%	$(7,459)	(9.6)%	$40,519	17.6%	$3,478	2.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2021	2020
	(Dollars in thousands)
Total debt, net of unamortized premium and debt issuance costs	$280,579	$244,865
Equity	202,731	197,442
Total capital	$483,310	$442,307
Ratio of debt-to-capital(1)	58.1%	55.4%

Total debt, net of unamortized premium and debt issuance costs	$280,579	$244,865
Less: Cash, cash equivalents and restricted cash	117,351	107,459
Net debt	163,228	137,406
Equity	202,731	197,442
Total capital	$365,959	$334,848
Ratio of net debt-to-capital(2)	44.6%	41.0%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized premium and debt issuance costs by total capital (the sum of total debt, net of unamortized premium and debt issuance costs plus equity).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales (excluding amounts included in impairment charges), (d) severance charges (e) noncash inventory impairment charges and abandoned project costs, (f) gain (loss) on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation, (i) income (loss) from unconsolidated joint ventures, and (j) acquisition transaction costs. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		Six Months Ended		LTM(1) Ended
	June 30,		June 30,		June 30,		December 31,
	2021	2020	2021	2020	2021	2020	2020
	(Dollars in thousands)
Net income (loss)	$4,774	$(24,293)	$5,327	$(32,769)	$5,227	$(40,374)	$(32,869)
Add:
Interest amortized to cost of sales excluding impairment charges, and interest expensed	5,707	5,872	10,088	12,736	24,871	28,817	27,519
Provision (benefit) for income taxes	1,346	(16,929)	1,797	(26,866)	2,076	(30,991)	(26,587)
Depreciation and amortization	1,471	1,778	2,727	3,623	5,825	7,538	6,721
Amortization of stock-based compensation	613	521	1,258	1,110	2,345	2,281	2,197
Cash distributions of income from unconsolidated joint ventures	—	—	—	—	110	95	110
Severance charges	—	1,091	—	1,091	—	1,091	1,091
Acquisition transaction costs	—	—	983	—	983	—	—
Noncash inventory impairments and abandonments	21	19,094	89	33,130	57	43,405	33,098
Less:
(Gain) loss on early extinguishment of debt	—	(702)	—	(579)	7,833	(774)	7,254
Equity in net (income) loss of unconsolidated joint ventures	—	19,962	(174)	21,899	(3,282)	25,771	18,791
Adjusted EBITDA	$13,932	$6,394	$22,095	$13,375	$46,045	$36,859	$37,325
Total Revenue	$140,526	$98,960	$239,682	$230,993	$516,100	$618,745	$507,411
Adjusted EBITDA margin percentage	9.9%	6.5%	9.2%	5.8%	8.9%	6.0%	7.4%
Interest incurred	$5,751	$6,150	$11,082	$12,530	$22,488	$25,982	$23,936
Ratio of Adjusted EBITDA to total interest incurred	2.4x	1.0x	2.0x	1.1x	2.0x	1.4x	1.6x
Total debt at period end					$280,579	$295,124	$244,865
Ratio of debt to Adjusted EBITDA					6.1x	8.0x	6.6x
Total net debt at period end					$163,228	$209,392	$137,406
Ratio of net debt to Adjusted EBITDA					3.5x	5.7x	3.7x
Total cash and inventory					$475,602	$456,537	$422,236
Ratio of cash and inventory to debt					1.7x	1.5x	1.7x

(1)	"LTM" indicates amounts for the trailing 12 months.